Exhibit 7.09

EXECUTION COPY

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

CONFIDENTIAL

February 13, 2018

Arbutus Biopharma Corporation

100 – 9800 Glenlyon Parkway

Burnaby, British Columbia, Canada V5J 5J8

Attention:  Mark Murray, President Chief Executive Officer

Ladies and Gentlemen:

We have been advised that Arbutus Biopharma Corporation (the “Company”) wishes to continue discussions with Roivant Sciences Ltd. (“Roivant”) with respect to a proposal to jointly develop the Company’s nucleic acid delivery platform based on the Lipid Nanoparticle (LNP) technology and GalNAc technology owned by the Company (collectively, the “Delivery Technology”), through a new company that would jointly own, manage and develop the Delivery Technology (such business relating to the Delivery Technology, the “Delivery Business” and, such transaction, the “Transaction”).  The purpose of this letter agreement is to set forth our mutual understanding with respect to certain matters relating to our negotiations regarding the Transaction, including an exclusivity period.

Each of the Company and Roivant expects that, during the exclusivity period contemplated by this letter agreement, the parties will work expeditiously and on an exclusive basis to finalize the transaction documents and obtain requisite board of directors’ approvals.  Please be advised that Roivant also expects that, during the exclusivity period, the Company will conduct its Delivery Business in the ordinary course and in a manner consistent with past practice and that neither the Company nor any of its affiliates will enter into, amend or terminate any material agreement or arrangement affecting the Delivery Business.  Any action or inaction on the part of the Company or its affiliates that is not consistent with these expectations could adversely impact each party’s desire to continue discussions regarding the Transaction.

In order to induce Roivant to undertake the efforts and commit the resources necessary to pursue the Transaction and to incur costs and expenses associated therewith, by executing this letter agreement and delivering it to Roivant, the Company hereby agrees that, for the period beginning on the date the Company delivers to Roivant a fully executed copy of this letter agreement and continuing until 11:59 p.m., Eastern time, on the date that is 30 days after the date of such delivery (the “Exclusivity Period”), the Company shall negotiate the terms and conditions of the Transaction exclusively with Roivant and shall not, and shall cause its subsidiaries and each of its and their respective directors, officers, employees, financial advisors, counsel and other representatives (collectively, “Representatives”) not to, directly or indirectly, (a) except with respect to Roivant and its Representatives, initiate, solicit, knowingly encourage, discuss, negotiate or accept any inquiries, proposals or offers (whether publicly or otherwise and whether or not subject to conditions) with respect to (i) the acquisition, in a single transaction or a series of related transactions, of any of the assets or properties of the Company or any of its subsidiaries or interests therein constituting all or a portion of the Delivery Business or (ii) any lease, license, joint venture, merger, consolidation, combination, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction relating to the Delivery Business (each of the foregoing in clauses (i) and (ii), an “Alternative Transaction”); (b) provide information relating to the Company or any subsidiary thereof in connection with an Alternative Transaction; or (c) enter into any contract, agreement, arrangement or understanding concerning or relating to an Alternative Transaction, in each case, with a party other than Roivant or its Representatives.  The Company shall, and shall cause its Representatives to, immediately terminate any and all discussions or negotiations with any third party with respect to, or that could reasonably be expected to lead to, an Alternative Transaction.  If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction during the Exclusivity Period, the Company shall immediately notify Roivant of the fact of such receipt, the identity of the submitting third party and the structure of the Alternative Transaction.  Notwithstanding the foregoing, the parties agree that the Company and its subsidiaries and each of its and their Representatives shall not be prohibited or restricted from: (x) continuing any discussions or negotiations that are ongoing as of the date hereof with respect to Material Transfer Agreements with other parties relating to the licensing of the Delivery Technology to such parties for use in “payload” technologies being developed by such parties; and (y) providing information to such other parties relating to the Delivery Technology, the Company or any subsidiary thereof in connection with such discussions and negotiations; provided that neither the Company nor any of its subsidiaries shall, at any time during the Exclusivity Period, enter into any agreement relating to any Alternative Transaction with such parties (other than customary confidentiality agreements that do not limit or restrict in any way the ability of the Company and its subsidiaries to pursue the Transaction with Roivant) or consummate any Alternative Transaction.

Throughout the Exclusivity Period, the Company shall give Roivant and its Representatives reasonable access to the Company and the Company’s personnel, properties, contracts, books and records and all other documents and data.

The parties will not make any public announcement or disclosure of this letter agreement or with respect to the Transaction, including the fact that discussions or negotiations are taking place among the parties, without the prior written approval of Roivant (in the case of any such announcement or disclosure by the Company) or of the Company (in the case of any such announcement or disclosure by Roivant) as to the time of issuance, extent of distribution, and form and substance of such announcement or disclosure.  In the event that a party determines that it is required by applicable law, regulation or the rules of NASDAQ or any other applicable stock exchange to disclose this letter agreement or any of its terms (including the identity of any person mentioned herein), such party will, to the extent not prohibited from doing so prior to such disclosure, consult with the other party first on the proposed timing and contents of the disclosure and not disclose the other party’s identity or that of any person mentioned herein unless so required.

Each party will be responsible for payment of its own legal, accounting, investment banking and other expenses incurred in connection with the negotiations and transactions contemplated herein.

Each party agrees that irreparable injury may result to a party or any of its affiliates if any other party (or any of such other party’s Representatives) breaches any of the terms herein, and that money damages would not be a sufficient remedy for any such breach.  Each party therefore agrees that if it (or any of its Representatives) commits any such breach, then any other party will be entitled, in addition to all other remedies and relief available under applicable law, to an injunction or order of specific enforcement, without any requirement for the security or posting of any bond in connection with the foregoing.

Nothing herein obligates any party to continue any discussions or negotiations or enter into any definitive agreement with the other party.  Except as expressly set forth herein, unless and until a final definitive agreement between the parties regarding the Transaction has been executed and delivered (or except as expressly provided in any binding written agreement that the parties may enter into in the future), (a) no party will be under any legal obligation to pursue the Transaction or any other transaction by virtue of this letter agreement (including any obligation to negotiate in good faith), and (b) no past or future action, course of conduct or failure to act regarding the Transaction, or relating to the negotiation of the terms of the Transaction or a definitive agreement between the parties regarding the Transaction, will give rise to or serve as a basis for any obligation or other liability on the part of any party (except for obligations or liabilities arising under any binding agreement between the parties).  Each party acknowledges that it has been advised by the other party that such other Party has not made any determination to enter into the Transaction.

This letter agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.  Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective to the fullest extent permitted by applicable law.

Any binding commitment of Roivant or the Company or any of their respective affiliates to consummate the Transaction would be created only by a definitive agreement between the parties.  The interpretation and construction of this letter agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws, except to the extent the laws of the Province of British Columbia are applicable (including the exercise of the fiduciary duties of the Board of Directors of the Company), in which case the laws of the Province of British Columbia shall govern.

[Signature Page Follows]

If you are in agreement with the terms of this letter agreement and desire to proceed with negotiations on that basis, please sign this letter agreement in the space provided below and return an executed copy to Roivant.

Sincerely,

ROIVANT SCIENCES LTD.

			By:	/s/ Marianne L. Romeo
				Name:	Marianne L. Romeo
				Title:	Head Global Transactions and Risk Management

Accepted and agreed to as of
the date first above written:

ARBUTUS BIOPHARMA CORPORATION

By:	/s/ Mark Murray
	Name:	Mark Murray
	Title:	President and Chief Executive Officer